Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Questar Corporation for the registration of  senior and subordinated debt securities and to the incorporation by reference therein of our report dated February 26, 2010, except for the effects of the reclassification of QEP Resources' business as discontinued operations as described in Note 1 and Note 3, as to which the date is September 29, 2010, with respect to the consolidated financial statements and schedule of Questar Corporation included in its current report (Form 8-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

     Ernst & Young LLP

Salt Lake City, Utah

September 29, 2010